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                                                                                                                     Exhibit 12.1



                                                    THE CHARLES SCHWAB CORPORATION
                                           Computation of Ratio of Earnings to Fixed Charges
                                                      (Dollar amounts in millions)
                                                             (Unaudited)


                                                                                                               Three Months Ended
                                                                                                                     March 31,
                                                                                                                2002         2001
                                                                                                               ------       ------


Earnings before taxes on earnings and extraordinary gain                                                       $ 130        $ 164
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Fixed charges
  Interest expense:
     Brokerage client cash balances                                                                               52          264
     Deposits from banking clients                                                                                22           40
     Long-term debt                                                                                               13           14
     Short-term borrowings                                                                                         6            4
     Stock-lending activities                                                                                      1            9
     Other                                                                                                                      1
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       Total                                                                                                      94          332
  Interest portion of rental expense                                                                              22           23
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     Total fixed charges (A)                                                                                     116          355
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Earnings before taxes on earnings and extraordinary
     gain and fixed charges (B)                                                                                $ 246        $ 519
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Ratio of earnings to fixed charges (B) / (A) (1)                                                                 2.1          1.5
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Ratio of earnings to fixed charges excluding
     brokerage client interest expense (2)                                                                       3.0          2.8
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      (1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on earnings and extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

      (2)  Because interest expense incurred in connection with payables to brokerage clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.

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